Exhibit 21

Subsidiaries of the Registrant

Parent Company	Subsidiary	Percent Owned	State or Other Jurisdiction of Incorporation

WSFS Financial Corporation	Wilmington Savings Fund Society, Federal Savings Bank	100%	United States

	WSFS Capital Trust, III	100%	Delaware
	Montchanin Capital Management, Inc.	100%	Delaware

Wilmington Savings Fund	WSFS Investment Group, Inc.	100%	Delaware
Society, Federal	257 Olde City LLC	100%	Delaware
Savings Bank	REPA Holdings, LLC Crocus Investments, LLC Leander Investments, LLC	100% 100% 100%	Delaware Delaware Delaware

Montchanin Capital	Cypress Capital Management, LLC	100%	Delaware
Management, Inc.